Exhibit 10.2

AGREEMENT AND GENERAL RELEASE OF CLAIMS
This Agreement and General Release of Claims (“Agreement”) is made by and between Brocade Communications Systems, Inc. (“Brocade” or the “Company”), and Michael Klayko (“Employee”), the Employee's heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”) as of August 12, 2012 (the “Transition Period Commencement Date”).
WHEREAS, Employee is employed by the Company as Chief Executive Officer;
WHEREAS, the Company and Employee have entered into (i) an employee invention assignment and confidentiality agreement and/or proprietary information and inventions agreement, whichever the case may be that was signed in connection with Employee's employment with the Company (the “Confidentiality Agreement”) and (ii) an Amended and Restated Change of Control Retention Agreement dated December 22, 2008 (the “Change of Control Agreement”);
WHEREAS, Employee has entered into equity award agreements, (i) granting Employee the option to purchase, (ii) granting Employee Restricted Stock Units (“RSUs”) and/or other equity awards (collectively, Employee's options, RSUs and other equity awards are referred to as “Equity Awards”) that entitle Employee to receive, shares of the Company's common stock subject to the terms and conditions of the Company's stock option plans (the “Stock Plans”) and the respective stock option and/or RSUs agreements, as set forth on Exhibit B (collectively, the “Equity Agreements”);
WHEREAS, Employee will step down from his role as Chief Executive Officer on the date on which his successor commences employment with the Company (the date on which his successor commences employment with the Company being the “Successor Commencement Date”);
WHEREAS, if Employee remains employed through the Successor Commencement Date and satisfies the conditions set forth in Paragraph 1(e), including, but not limited to, the Continued Efforts Requirement (as defined below), and Paragraph 2, then, in recognition of Employee's successful completion of the Transition Period (as defined below) and the recruitment of, and a transition to, a new Chief Executive Officer, Employee will be entitled to the retention bonus set forth in Paragraph 1(e) below and the severance benefits set forth in Paragraph 2 below, in each case, subject to Employee executing and not revoking the Supplemental Separation Agreement attached hereto as Exhibit A, in accordance with the terms below;
WHEREAS, the Company and Employee (collectively referred to as the “Parties”) wish to resolve any and all disputed claims, complaints, grievances, charges, actions, petitions and demands that Employee has or may have against the Company as defined herein, including, but not limited to, any and all claims arising from or in any way related to Employee's employment relationship, or termination of Employee's employment, with the Company; and

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1)	Transition; Termination Date; Employment Status; Acknowledgements; Retention Bonus.

(a)
Transition. From the Transition Period Commencement Date through the date on which Employee terminates employment with the Company (the “Transition Period”), the Parties agree that Employee will continue to be employed pursuant to the current terms of his employment, as amended by this Agreement. Prior to the Successor Commencement Date, Employee will continue in his role as Chief Executive Officer on a full-time basis, reporting to the Company's Board of Directors (the “Board”).

Employee hereby resigns, effective as of the Actual Termination Date (as defined below), from all positions he then holds with the Company, including, but not limited to, his position as Chief Executive Officer and his membership on the Board. Employee confirms that his resignation is not because of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

(b)
Termination Date. Employee's termination date will occur on the Successor Commencement Date, or earlier as provided in Paragraph 1(c) (the date of Employee's actual termination of employment with the Company being the “Actual Termination Date”).

The Board or the successor Chief Executive Officer may request that Employee provide limited non-employment transition assistance following the Successor Commencement Date, provided, however that any such transition services shall be at a level equal to twenty percent (20%) or less of the average level of services performed by Employee during the immediately preceding thirty-six (36)-month period and, accordingly, the Successor Commencement Date will be a “separation from service” within the meaning of Section 409A (as defined below). The compensation for any post-Successor Commencement Date services will be (i) mutually determined by the Parties at such time, (ii) within reasonable market practices for such transition services and (iii) commensurate with Employee's skills and experience.

(c)
Employment Status. Employee's employment remains at-will. Employee is free to terminate his employment at any time prior to the Successor Commencement Date, for any reason or for no reason. Similarly, the Company is free to terminate Employee's employment at any time prior to the Successor Commencement Date, for any reason or for no reason. As described in Paragraphs 1(e) and Paragraph 2, Employee may be entitled to retention and/or severance benefits depending on the circumstances of Employee's termination of employment with the Company.

(d)
Continued Compensation During Transition Period. During the Transition Period, Employee will continue to (i) receive the compensation, and (ii) participate in the Company's employee benefit plans, in each case, pursuant to the current terms of his employment. For the avoidance of doubt, if Employee remains employed with the Company through the end of the Company's fiscal year 2012, then Employee will continue to be eligible to receive his incentive payment under the Brocade Senior Leadership Plan, as revised October 25, 2011 (the “Fiscal 2012 SLP”), subject to the satisfaction of the performance criteria and the terms and conditions set forth in the Fiscal 2012 SLP.

(e)
Additional Compensation for Transition Period. If (i) Employee remains employed with the Company through the Successor Commencement Date, and (ii) in the good faith judgment of the Board, Employee is deemed to have continued to perform his executive duties during the Transition Period in the same professional manner and at the same professional standard as Employee performed his executive duties prior to the Transition Period Commencement Date (such requirement, the “Continued Efforts Requirement”), then, subject to Employee executing and not revoking the Supplemental Separation Agreement, which must become effective and irrevocable no later than the Supplemental Release Deadline (as defined below), and also subject to Employee's compliance with this Agreement, Employee will receive the payments (collectively, the “Retention Bonus”) described in Paragraph 1(e)(i), and, if applicable, Paragraphs 1(e)(ii) - Paragraphs 1(e)(vii), in all cases subject to Paragraphs 2(c) and 2(f):

(i)	A lump sum payment of $320,000, less applicable withholdings, payable within fifteen (15) calendar days following the effective date of the Supplemental Separation Agreement.

(ii)
Provided that the Successor Commencement Date occurs prior to the end of the Company's fiscal year 2012, a lump sum payment equal to the remainder of the base salary that Employee would have been paid had he been employed through the end of the Company's fiscal year 2012, less applicable withholdings, payable within fifteen (15) calendar days following the effective date of the Supplemental Separation Agreement. For the avoidance of doubt, notwithstanding anything in this Paragraph 1(e), if the Successor Commencement Date occurs on or following the end of the Company's fiscal year 2012, Employee will continue to receive his base salary in accordance with Paragraph 1(d).

(iii)
Provided that the Successor Commencement Date occurs prior to the end of the Company's fiscal year 2012, Employee will continue to be eligible to receive his incentive payment under the Fiscal 2012 SLP as if he had been employed through the end of the Company's fiscal year 2012, subject to the satisfaction of the performance criteria and the terms and conditions set forth in the Fiscal 2012 SLP. The payment under this Paragraph 1(e)(iii) will be paid, less applicable withholdings, (A) within fifteen (15) calendar days following the effective date of the Supplemental Separation Agreement or (B) if, by the end of the period under clause (A), incentive payments under the Fiscal 2012 SLP have not yet been paid to Company executives generally, then on the date incentive payments under the Fiscal 2012 SLP are distributed to Company executives generally (but any payment under this clause (B) will be made no later than March 15, 2013). For the avoidance of doubt, notwithstanding anything in this Paragraph 1(e), if the Successor Commencement Date occurs on or following the end of the Company's fiscal year 2012, Employee will be eligible for his incentive payment under the Fiscal 2012 SLP (subject to the terms of the Fiscal 2012 SLP).

(iv)
Provided that the Successor Commencement Date occurs prior to date thirty (30) days following the end of the Company's fiscal year 2012, the Equity Awards will accelerate and vest as to such number of shares as if Employee had continued employment through the date thirty (30) days following the end of the Company's fiscal year 2012, subject to the terms and conditions of the Equity Agreements, including, but not limited to, the satisfaction of any performance-related vesting conditions. For the avoidance of doubt, notwithstanding anything in this Paragraph 1(e), if the Successor Commencement Date occurs on or following the date thirty (30) days following the end of the Company's fiscal year 2012, Employee will be entitled to receive vesting of the Equity Awards in accordance with the terms of such awards.

(v)
Provided that the Successor Commencement Date occurs during the Company's fiscal year 2013, a lump sum payment equal to Employee's target incentive for fiscal year 2013 (pro-rated based on the number of days that Employee was employed during the Company's fiscal year 2013), less applicable withholding, payable within fifteen (15) calendar days following the effective date of the Supplemental Separation Agreement.

(vi)
Provided that the Successor Commencement Date occurs during the Company's fiscal year 2013, each of Employee's Equity Awards (both time-based vesting awards and performance-based vesting awards) will accelerate and vest as to such numbers of shares that would have vested on the Successor Commencement Date had there been daily vesting during each Equity Award's vesting period, rounded down to the nearest whole share. For purposes of this Paragraph 1(e)(vi), each Equity Award subject to performance-based vesting will be deemed (A) to vest at a target level of performance (pro-rated based on the number of days that Employee was employed during the Company's fiscal year 2013) and (B) to have a time-based vesting schedule equal to the applicable underlying performance period. For purposes of this Paragraph 1(e)(vi), each Equity Award subject to time-based vesting will vest pro-rata based on the number of days that Employee was employed during the Company's fiscal year 2013.

(vii)
The Company will investigate and, to the extent that it can under commercially reasonable practices, address health insurance coverage for certain of Employee's children (the “Dependent”) until the earlier of such time as Employee is eligible for such coverage through a plan of a successor employer that may cover the Dependent, an alternative economically reasonable plan becomes available to Employee for Dependent, Employee becomes eligible for Medicare or Employee's sixty-fifth (65th) birthday.

2)
Severance. If Employee remains employed with the Company through the Successor Commencement Date, or, if prior to the Successor Commencement Date, Employee incurs a “separation from service” within the meaning of Section 409A as a result of his employment being terminated for any reason other than for Cause, then, subject to Employee executing and not revoking the Supplemental Separation Agreement, which must become effective and irrevocable no later than the sixtieth (60th) day following Employee's “separation from service” within the meaning of Section 409A (or if payment is triggered by the Successor Commencement Date, then the sixtieth (60th) day following the Successor Commencement Date) (in either case, the “Supplemental Release Deadline”), and also subject to Employee's compliance with this Agreement, Employee will receive the payments (collectively, the “Severance Payment”) described in Paragraphs 2(a) and 2(b), in all cases subject to Paragraphs 2(c) and 2(f):

(a)
A lump sum payment of $2,000,000, which is equal to the sum of one year of base salary and the annual target bonus, less applicable withholdings, payable within fifteen (15) calendar days following the effective date of the Supplemental Separation Agreement.

(b)
A lump sum payment, within fifteen (15) calendar days following the effective date of the Supplemental Separation Agreement, in an amount equal to 100% of: (A) the monthly premium that Employee would be required to pay to continue Employee's group plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at the rates in effect on the date of the Actual Termination Date, multiplied by (B) twelve (12), which payment will be made regardless of whether Employee elects COBRA continuation coverage.

(c)	If the Supplemental Separation Agreement does not become effective and irrevocable by the Supplemental Release Deadline, Employee will forfeit any right to severance and/or retention payments or benefits under this Agreement. In no event will severance and/or retention payments or benefits be paid or provided unless and until the Supplemental Separation Agreement actually becomes effective and irrevocable. Any severance and/or retention payments due to Employee under this Agreement that would have been made to Employee prior to the Supplemental Separation Agreement becoming effective and irrevocable will be paid to Employee no later than the first Company payroll date on or following the Supplemental Release Deadline and the remaining payments will be made as provided in this Agreement. Notwithstanding the foregoing, in the event Employee's termination of employment occurs at a time during the calendar year where the Supplemental Separation Agreement could become effective in the calendar year following the calendar year in which Executive's termination of employment occurs, then any severance and/or retention payments or benefits under this Agreement will be paid on the first (1st) payroll to occur during the calendar year following the calendar year in which the Employee terminates employment or, if later, (i) the Supplemental Release Deadline or (ii) such time required by Paragraph 2(f).

(d)
For avoidance of doubt, Employee will be entitled to receive the Severance Payment under this Paragraph 2 upon a “separation from service” within the meaning of Section 409A for any reason other than a termination by the Company for Cause. Further, Employee agrees that he is not now and never became eligible for severance benefits under Section 2 of the Change of Control Agreement. Employee and the Company agree that the Change of Control Agreement is void and of no further effect as of the Transition Period Commencement Date.

(e)
For purposes of this Agreement, “Cause” means (i) Employee's willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty (30) day correction period that begins upon delivery to Employee of a written demand for performance from the Board that describes the basis for the Board's belief that Employee has not substantially performed his duties; (ii) any act of personal dishonesty taken by Employee in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in substantial personal enrichment of Employee; (iii) Employee's conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business, or (iv) Employee materially breaching Employee's Confidentiality Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to Employee of the breach.

(f)	Notwithstanding anything to the contrary in this Agreement, no severance payments will become payable under this Agreement until Employee has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the final treasury regulations (the “Treasury Regulations”) and official guidance thereunder (collectively, “Section 409A”). Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Payments under this Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to any additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply.
To the extent it is necessary to avoid subjecting Employee to an additional tax under Section 409A, payment of all or a portion of the severance-related amounts described in this Agreement and any other separation payments or separation benefits, that in each case, when considered together are considered deferred compensation for purposes of Section 409A (collectively, “Deferred Payments”) will be delayed until the first payroll date that occurs on or after the date that is six (6) months and one (1) day following Employee's separation from service; provided, however, that in the event of Employee's death following Employee's separation from service but before the six (6) month anniversary of Employee's separation from service, then any payments delayed in accordance with this sentence will be payable in a lump sum as soon as administratively practicable after the date of Employee's death, and any other payments or benefits due will be payable in accordance with the payment schedule applicable to them.
The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. However, the Company does not guarantee that any payments or benefits under this Agreement or otherwise comply with Section 409A and Employee is solely responsible for the payment of all taxes owed on account of all such payments and benefits.

3)
Release of All Claims. In exchange for the consideration under this Agreement (including the Retention Bonus and the Severance Payment), the Parties knowingly and voluntarily release and forever discharge both Parties and the Company's past, present and future officers, agents, directors, employees, investors, stockholders, administrators, attorneys, insurers, affiliates, divisions, subsidiaries, parents, predecessors, successors, and assigns, and the Company's current and former employees, attorneys, officers, directors and agents thereof, both individually and in their official capacities (collectively referred to throughout the remainder of this Agreement as “Releasees”) of and from any and all claims and causes of action relating to any matters of any kind, nature, and character, whether presently known or unknown, suspected or unsuspected, asserted or unasserted, that the Parties now have or may have against Releasees relating to or arising from any act or omission occurring up through the date on which Employee signs this Agreement, including, without limitation:

(a)
any and all claims relating to or arising from Employee's offer or acceptance of employment, any agreements between Employee and the Company, Employee's employment relationship with the Company, and the termination of that employment relationship;

(b)
any and all claims relating to or arising from Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)
any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan), the Immigration Reform and Control Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, any and all state employment law legislation including, but not limited to, the California Fair Employment and Housing Act, the California WARN Act and any and all claims arising under the provisions of the California Labor Code as well as the regulations issued thereunder, except where prohibited by law;

(d)	any and all claims for violation of any other federal, state, local law, rule, regulation, or ordinance as well as the regulations issued thereunder, except where prohibited by law;

(e)	any and all claims for violation of any public policy, wrongful termination, breach of contract or common-law tort; and

(f)	any claims for costs, fees, or other expenses including attorneys' fees.
This release does not extend to any obligations incurred under this Agreement. The Parties agree that this release of claims shall not apply to any rights or claims that cannot be released by Employee as a matter of law. Employee is not releasing any rights that Employee may have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the Company's certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between Employee and the Company, or any directors'

and officers' liability insurance policy of the Company. Nothing in this Agreement shall prevent Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other state fair employment agency, except that Employee hereby acknowledges and agrees that Employee shall not recover any monetary benefits in connection with any such proceeding with regard to any claim released in this Agreement. Nothing in this Agreement shall prevent Employee from challenging the validity of the release in a legal or administrative proceeding.
Employee acknowledges and agrees that any breach of this Paragraph 3, where the employee is found to be in breach by the competent authority with jurisdiction over the suit or arbitration case, shall entitle the Company immediately to recover the consideration discussed in Paragraph 2 above. In such event, Employee shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company in (a) enforcing this obligation, including the bringing of any suit or arbitration proceeding to recover the monetary consideration, and (b) defending against a claim or suit or arbitration proceeding improvidently brought or pursued by Employee under this provision.

4)	Other Compensation and Benefits.

(a)
Employee acknowledges and represents that the Employee has received and/or been paid for all leaves (paid and unpaid), salary, wages, bonuses, commissions, accrued vacation, and any and all other compensation and benefits that the Employee earned or was entitled to during the Employee's employment with the Company.

(b)
The vesting of Employee's outstanding Equity Awards, if any, shall cease as of the Actual Termination Date. The vested RSUs or other vested Equity Awards or the exercise of any vested stock options, if any, shall continue to be subject to the terms and conditions of the Stock Plans and the Equity Agreements.

5)	Confidential Information.

(a)
Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall not disclose to any person, firm or corporation without written authorization of the Chairman of the Board or the General Counsel of the Company, any Confidential Information of the Company. “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employee's employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b)
Employee shall return all Company property, including, but not limited to, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, computer source code or other documents, or reproductions of any of the aforementioned items, and confidential and proprietary information in Employee's possession to the Company on or before the Effective Date (as defined in Paragraph 7 herein).

6)
Employee represents that Employee has to the best of his knowledge complied with all the terms of the Confidentiality Agreement, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by Employee (solely or jointly with others) covered by the Confidentiality Agreement. Employee further represents and agrees that Employee will continue to comply with Employee's ongoing obligations under the Confidentiality Agreement following the Actual Termination Date, including, but not limited to, Employee's obligation to assist the Company in the preparation of assignments of intellectual property rights created while Employee was employed by the Company.

7)
Acknowledgment of Waiver of Claims under the ADEA. Employee acknowledges that Employee is waiving and releasing any rights and/or claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary (the “ADEA Waiver”). Employee and the Company agree that this ADEA Waiver does not apply to any rights or claims that may arise under the ADEA after the date on which Employee signs this Agreement. Employee acknowledges that the consideration given for this ADEA Waiver is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement (although Employee may choose voluntarily to sign the Agreement sooner); (c) Employee has seven (7) days following Employee's execution of this Agreement to revoke this ADEA Waiver; (d) this ADEA Waiver shall not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after Employee signs this Agreement (the “Effective Date”); and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this ADEA Waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Nevertheless, Employee's general release of claims, except for the ADEA Waiver, is effective immediately and not revocable.

8)
Revocation of ADEA Waiver. Any revocation by Employee of the ADEA Waiver must be in writing and state, “I hereby revoke my ADEA Waiver,” and be delivered to Brocade Communications Systems, Inc.'s Vice President and General Counsel, by certified mail within seven (7) calendar days of execution. The revocation of the ADEA Waiver must be postmarked within the seven (7) day period; be properly addressed to the Vice President and General Counsel at the address identified below; and be sent by certified mail return receipt requested. The mailing address is: Vice President and General Counsel, Brocade Communications Systems, Inc. 130 Holger Way, San Jose, California 95134.

9)
Civil Code Section 1542. Employee understands and agrees that this Agreement extinguishes all claims known or unknown, suspected or unsuspected, asserted or unasserted against Releasees. Employee expressly waives any rights or benefits under California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, whether employed in California or elsewhere, understands and agrees that this Agreement extinguishes all claims known or unknown, suspected or unsuspected, asserted or unasserted against Releasees. Employee understands and agrees that a general release does not extend to claims which Employee does not know or suspect to exist in Employee's favor at the time of executing the release, which if known by Employee must have materially affected Employee's settlement with the Company. Employee expressly waives any such claims hereunder. Employee fully understands that, if any fact with respect to any matter covered by this Agreement is found hereafter to be other than or different from the facts now believed by Employee to be true, Employee expressly accepts and assumes that this Agreement shall be and remains effective, notwithstanding such difference in the facts.

10)
Affirmations. Employee affirms that Employee has no lawsuits, claims, or actions pending in Employee's name, or on behalf of any other person or entity concerning any matter referred to in this Agreement. Employee further affirms that Employee has no known workplace injuries or occupational diseases, for which Employee has not already filed a claim.

11)	Confidentiality. Employee agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this

Agreement (hereinafter collectively referred to as “Separation Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, other than Employee's legal counsel, if any, and agrees that there will be no publicity, directly or indirectly, concerning any Separation Information. Employee agrees to take every precaution to disclose Separation Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Separation Information. Provided, however, that Employee may disclose Separation Information to the extent necessary to respond truthfully to a subpoena or other compulsory legal process, and may refer to any public disclosure by the Company including an 8-K filing.

12)
No Cooperation. Subject to the prohibitions set forth in Section 16600 of the California Business and Professions Code (“Section 16600”), Employee agrees Employee will not act in any manner that might damage the business of the Company. Employee agrees that Employee will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company, unless under a subpoena or other court order to do so.

13)
Non-Solicitation and Non-Disparagement. The Parties will, at all times in the future, refrain from making any incorrect or disparaging statements about either Party, its products or services, its officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessors and successor corporations, and assigns. Employee further agrees that for a period of one year following the Separation Date, Employee will not directly or indirectly solicit, induce, recruit or encourage any employee or consultant of the Company to terminate his or her employment or consultancy with the Company, either for Employee or any other person or entity. Subject to Section 16600, Employee further agrees that Employee will refrain from interfering with the contracts and relationships of the Company and its officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. Employee and his staff will be responsible for the initial drafting of public announcements and filings with respect to this Agreement, the Transition Period and Employee's departure from the Company, but the Board will retain final authority over all aspects of such announcements and filings.

14)
No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and separation of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed at any time or for any purposes to be (a) an admission of the truth or falsity of any claims made by Employee or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party,

15)
Costs. The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with any disputes between them, except as otherwise provided in Paragraph 3. The Company agrees to pay Employee's reasonable and documented legal fees associated with the negotiation and preparation of this Agreement up to a maximum of $25,000.

16)
Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination, shall be subject to final, binding and, to the extent permitted by law, confidential arbitration in Santa Clara, California conducted before a single arbitrator by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, the current version of which are available for review at www.adr.org. The Parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The Company shall pay all administrative fees in excess of the amount of those administrative fees Employee would have been required to pay if Employee's claims were decided in a court of law. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief by either of the Parties.

17)
Authority. Employee represents and warrants that Employee has the capacity to act on Employee's own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

18)
No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

19)
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

20)
Entire Agreement. This Agreement, the Equity Agreements, the Stock Plans, the ADEA Disclosure and the Confidentiality Agreement represent the entire agreement and understanding between the Company and Employee, and supersede and replace any and all prior agreements and understandings concerning Employee's relationship with the Company and Employee's compensation by the Company.

21)	No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chairman of the Board.

22)	Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

23)
Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24)	Knowing and Voluntary Execution of Agreement. Employee acknowledges that:

(a)	Employee has read this Agreement;

(b)
Employee has been informed by the Company in writing to consult with an attorney before signing this Agreement and has either (a) been advised by legal counsel of Employee's own choosing in the execution of this Agreement or (b) has voluntarily declined to seek such counsel; and

(c)
Employee apprised himself or herself of sufficient relevant information to intelligently exercise Employee's own judgment and understands the terms and consequences of this Agreement, the releases it contains, and its legal and binding effect. Employee freely and knowingly and without any duress or undue influence enters into this Agreement intending to waive, settle and release all claims Employee has or might have against Releasees in exchange for the additional benefits to which Employee would not otherwise be entitled.

[remainder of page blank]

[signature page to follow]

If this Agreement is acceptable, please sign below and return to the Company's Chairman of the Board. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company's offer contained herein will automatically expire if you do not sign it within this timeframe and return the fully signed Agreement promptly thereafter.

Brocade Communications Systems, Inc.

Dated: August 14, 2012	By: /s/ David House
David House
Chairman of the Board of Directors

Michael Klayko, an individual

Dated: August 12, 2012	By: /s/ Michael Klayko

EXHIBIT A
SUPPLEMENTAL SEPARATION AGREEMENT
This Supplemental Separation Agreement (the “Supplemental Separation Agreement”) is entered into as of _____________________, by and between Brocade Communications Systems, Inc. (the “Company”) and Michael Klayko (“Employee”) (collectively, the “Parties”). Any terms capitalized and not specifically defined herein shall have the meaning ascribed to them under the Agreement and General Release of Claims, dated August 12, 2012 (the “Transition Agreement”).
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees, including, but not limited to, any and all claims arising out of or in any way related to Employee's employment with and services to the Company, including, but not limited to, from the effective date of the Transition Agreement through the Effective Date (as defined in Paragraph 7 below) of this Supplemental Separation Agreement.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
1.Consideration. The Company agrees to pay Employee, less applicable withholding, the Severance Payment (as defined in the Transition Agreement), and, if applicable, the Retention Bonus (as defined in the Transition Agreement), in each case, pursuant to the terms and conditions thereof.
2.Acknowledgements and Agreements.
a.Employee acknowledges and represents that the Company will have paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee as of the Effective Date of this Supplemental Separation Agreement.
b.The Parties agree that Employee will be considered to have vested in the stock options, restricted stock and any other equity awards through the Actual Termination Date (as defined in the Transition Agreement) to the extent provided in Exhibit B to this Supplemental Separation Agreement and no more. Each of Employee's equity awards shall continue to be governed by the terms and conditions of the applicable Company equity plan under which the award was granted and applicable equity award agreement (each an “Equity Award Document”, and together, the “Equity Award Documents.”)
3.Release of Claims. Employee agrees that the consideration described in Paragraph 1 hereof represents consideration for both (A) Employee's acknowledgements and agreements under Paragraph 2 and (B) a release and waiver of any and all claims against the Company and any of the Releasees relating to his employment with the Company, including, but not limited to, from the effective date of the Transition Agreement through the Effective Date of this Supplemental Separation Agreement, as well as any claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age (in particular, any claim under the Age Discrimination in Employment Act), disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys' fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. Employee further acknowledges and agrees that the terms of Paragraph 3 of the Transition Agreement shall also apply to this Supplemental Separation Agreement and is hereby incorporated and extended through the Effective Date of this Supplemental Separation Agreement.
4.Confidential Information and Non-Solicitation. Employee acknowledges and reaffirms his obligation to keep confidential all non-public information concerning the Company that Employee acquired during the course of his employment with the Company, as stated more fully in the Confidentiality Agreement Employee signed at the beginning of his employment, which remains in full force and effect. Employee affirms his obligation to keep all Company Confidential Information1 (as defined in the Confidentiality Agreement) confidential and not to disclose it to any third party in the future. The Confidentiality Agreement is incorporated herein by this reference, and Employee agrees to continue to be bound by the terms of the Confidentiality Agreement.
5.Return of Company Property. As part of Employee's existing and continuing obligation to the Company, Employee agrees that Employee has returned to the Company, all Company Confidential Information, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that Employee has in his possession or under his control. Employee further agrees not to keep any copies of Company Confidential Information. Employee confirms that he has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in Employee's possession or control and have left intact all electronic Company documents, including, but not limited to, those that Employee developed or helped to develop during his employment. Employee further confirms that he has cancelled all accounts for his benefit, if any, in the Company's name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
6.Acknowledgements and Right to Revoke. Employee acknowledges that he has been given twenty-one (21) days after receipt of this Supplemental Separation Agreement to consider this Supplemental Separation Agreement. By signing this Supplemental Separation Agreement, Employee acknowledges that he was offered a period of at least twenty-one (21) days to consider the terms of this Supplemental Separation Agreement but, to the extent not taken, Employee choose to waive this consideration period. If Employee does not accept this Supplemental Separation Agreement within that time, it will become null and void. Employee is advised to consult with an attorney prior to executing this Supplemental Separation Agreement. Employee represents and agrees that he fully understands his right to discuss all aspects of this Supplemental Separation Agreement with his private attorney, that he has availed herself of this right, that he has carefully read and fully understands all of the provisions of this Supplemental Separation Agreement, and that he is voluntarily entering into this Supplemental Separation Agreement.

1 To confirm that this is the defined term in the actual Confidentiality Agreement.

Employee understands and agrees that the waiver of rights contained in this Supplemental Separation Agreement is only an exchange for the consideration specified herein, and that he would not otherwise be entitled to such consideration. Once Employee has signed the Supplemental Separation Agreement, Employee can revoke his acceptance within seven (7) days by so notifying Vice President and General Counsel, 130 Holger Way, San Jose, CA 95143. Fax number: (408) 333-8344 This Supplemental Separation Agreement will become effective on the eighth day following Employee signing it (the “Effective Date”).
7.Entire Agreement. This Supplemental Separation Agreement, the Equity Award Documents, the Transition Agreement, and the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Supplemental Separation Agreement and all prior and contemporaneous representations, understandings, and agreements concerning the subject matter of this Supplemental Separation Agreement (other than the Confidentiality Agreement) have been superseded by the terms of this Supplemental Separation Agreement.
IN WITNESS WHEREOF, the Parties have executed this Supplemental Separation Agreement on the respective dates set forth below.

Dated: _______________	By ________________________________
[NAME]
[TITLE]

Michael Klayko, an individual

Dated: _______________	By ________________________________

EXHIBIT B

Employee's Equity Awards as of August 6, 2012

Grant Date	Equity Award	Shares Granted	Exercise Price	Shares Exercised / Settled	Shares Vested	Shares Exercisable	Shares Unvested	Shares Outstanding
1/27/03	Option	250,000	$4.55	239,583	250,000	10,417	—	10,417
6/12/06	Option	166,667	$5.64	—	166,667	166,667	—	166,667
11/24/06	Option	150,000	$9.27	—	150,000	150,000	—	150,000
12/13/07	Option	350,000	$7.14	—	350,000	350,000	—	350,000
12/19/08	Option	615,000	$3.38	—	576,562	576,562	38,438	615,000
4/29/09	Option	500,000	$5.62	—	406,250	406,250	93,750	500,000
12/12/10	MSU[1]	280,000	—	—	—	—	280,000	280,000
10/25/11	MSU	300,000	—	—	—	—	300,000	300,000
12/11/09	RSU[2]	113,000	—	75,334	75,334	—	37,666	37,666
12/12/10	RSU	100,000	—	33,334	33,334	—	66,666	66,666
10/25/11	RSU	150,000	—	—	—	—	150,000	150,000
1 MSU refers to market stock units.
2 RSU refers to restricted stock units.